                                                                Ex. 1b


                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        NAVIGATOR MONEY MARKET FUND, INC.


         NAVIGATOR MONEY MARKET FUND, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


         FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has classified all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (par value One Mill ($.001) per share), as Class A Common Stock pursuant to the following resolutions adopted by the directors of the Corporation by written unanimous consent dated December 9, 1986:

         RESOLVED, that pursuant to Article VI of the Articles of Incorporation of the Corporation, all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (of the par value of One Mill ($.001) per Share and the aggregate par value of Two Million Dollars ($2,000,000)) be, and hereby are, classified and designated as Class A Common Stock;

                  FURTHER RESOLVED, that each share of Class A Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.

         SECOND: The shares of Class A Common Stock of the Corporation classified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the charter of the Corporation.

         IN WITNESS WHEREOF, NAVIGATOR MONEY MARKET FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 9th day of December, 1986.

                                     NAVIGATOR MONEY MARKET FUND, INC.



                                     By: /s/Frank J. Bruzda
                                        ---------------------------------
                                              President

[seal]



Attest:


/s/ James W. Jennings
--------------------------------
Secretary
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                                   CERTIFICATE



         THE UNDERSIGNED, President of NAVIGATOR MONEY MARKET FUND, INC., who executed on behalf of said Corporation the attached Articles Supplementary to Articles of Incorporation of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of this knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.



                                                /s/Frank J. Bruzda
                                                ------------------------------


Dated: December 9, 1986